UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

SAVVLY FUND #3

Address of Principal Business Office:

1035 PEARL ST, SUITE 322

BOULDER, CO 80302

Telephone Number (including area code):

888-372-8859

Name and address of agent for service of process:

ANTONIO DEROSSI

1035 PEARL ST, SUITE 322

BOULDER, CO 80302

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Boulder and the state of Colorado on the 28th day of January 2025.

Signature      /s/ Dario Fusato

BY  Dario Fusato

     Trustee, President and Principal Executive Officer